Exhibit 99.1

Stepan Reports Fourth Quarter and Full Year 2025 Results

Northbrook, Illinois, February 23, 2026 -- Stepan Company (NYSE: SCL) today reported:

Fourth Quarter 2025 Highlights

•
Reported net income was $5.0 million, up 49% versus the prior year. Adjusted net income(1) was a $0.5 million loss, down 119% versus the prior year, largely due to higher interest expense, resulting from lower capitalized interest income recognition due to the Pasadena, TX site start-up, a less favorable effective tax rate and lower Surfactant earnings.
•
EBITDA(2) was $43.3 million, up 21% versus the prior year. Adjusted EBITDA(2) was $33.8 million, down 3% year-over-year.
•
Global sales volume was down 3% year-over-year. Global sales volume, excluding the impact of the Philippines asset divestiture, was flat year-over-year.
•
Cash from Operations was $60.0 million during the quarter. Free cash flow(3) for the quarter was $25.4 million, driven by a reduction in working capital.
•
Pre-tax earnings include $6.2 million of goodwill impairment expense related to the Company's Mexican reporting unit and $15.9 million of gains related to the previously announced Philippines and Lake Providence, LA asset divestitures.

Full Year 2025 Highlights

•
Reported net income was $46.9 million, down 7% versus the prior year. Adjusted net income(1) was $41.7 million, down 17% versus the prior year.
•
EBITDA(2) was $208.0 million and Adjusted EBITDA(2) was $198.9 million, up 11% and 6%, respectively, year-over-year.
•
Global sales volume was up 1% year-over-year. Global sales volume, excluding the impact of the Philippines asset divestiture, was up 2% year-over-year.

“2025 was a transformational year for Stepan as we divested two plant sites and completed preliminary work that has positioned us to further optimize our footprint and asset base in 2026. Despite many challenges in 2025, we delivered growth in several of our core businesses, advanced several strategic initiatives and have an operational plan in place to accelerate profitable growth moving forward. Full year adjusted EBITDA grew 6% versus prior year despite a significant increase in oleochemical raw material costs and start-up expenses at our Pasadena site. Volume grew 1%, organic volume grew 2% and net sales were up 7% driven by pricing actions and favorable product and customer mix. We delivered $25.4 million of free cash flow and increased our dividend for the 58th consecutive year, while reducing our Net Debt by $31.7 million and our Leverage Ratio to 2.5," said Luis E. Rojo, President and Chief Executive Officer. "Fourth quarter adjusted EBITDA was down 3% primarily due to a challenging North American Surfactant environment. We continue to recover margins in Surfactants despite an unprecedented run-up in raw material costs.

Polymer volume was up 11% as our Rigid, Specialty Polyols and Phthalic Anhydride businesses all delivered volume growth. I want to personally thank all of our Stepan colleagues around the world for their hard work and resilience during the year."

Financial Summary

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in thousands, except per share data)	2025	2024	% Change	2025	2024	% Change
Net Sales	$553,886	$525,609	5%	$2,332,114	$2,180,274	7%
Operating Income	$10,502	$7,695	36%	$78,549	$70,480	11%
Net Income	$5,004	$3,350	49%	$46,895	$50,370	(7)%
Earnings per Diluted Share	$0.22	$0.15	47%	$2.05	$2.20	(7)%

Adjusted Net Income *	$(531)	$2,757	(119)%	$41,680	$50,470	(17)%
Adjusted Earnings per Diluted Share *	$(0.02)	$0.12	(117)%	$1.82	$2.20	(17)%

* See Table II for reconciliations of non-GAAP adjusted net income and adjusted earnings per diluted share.

Percentage Change in Net Sales

Net sales in the fourth quarter of 2025 increased 5% year-over-year. This increase reflects higher selling prices, that were mainly attributable to the pass-through of higher raw material costs and more favorable product mix, and the favorable impact of foreign currency translation. A 3% decline in sales volume partially offset the above.

	Three Months Ended December 31, 2025	Twelve Months Ended December 31, 2025
Volume	(3)%	1%
Selling Price & Mix	5%	6%
Foreign Translation	3%	(—)%
Total	5%	7%

Segment Results

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in thousands)	2025	2024	% Change	2025	2024	% Change
Net Sales
Surfactants	$401,832	$378,776	6%	$1,665,983	$1,532,115	9%
Polymers	$131,682	$129,844	1%	$584,477	$584,905	(0)%
Specialty Products	$20,372	$16,989	20%	$81,654	$63,254	29%
Total Net Sales	$553,886	$525,609	5%	$2,332,114	$2,180,274	7%

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in thousands, all amounts pre-tax)	2025	2024	% Change	2025	2024	% Change
Operating Income
Surfactants	$9,343	$16,173	(42)%	$67,358	$85,618	(21)%
Polymers	$3,984	$3,396	17%	$43,265	$40,623	7%
Specialty Products	$5,240	$5,594	(6)%	$25,640	$20,908	23%
Total Segment Operating Income	$18,567	$25,163	(26)%	$136,263	$147,149	(7)%
Corporate Expenses	$(8,065)	$(17,468)	(54)%	$(57,714)	$(76,669)	(25)%
Consolidated Operating Income	$10,502	$7,695	36%	$78,549	$70,480	11%

	Three Months Ended December 31,			Year Ended December 31,
($ in millions)	2025	2024	% Change	2025	2024	% Change
EBITDA	$43.3	$35.8	21%	$208.0	$186.9	11%

Adjusted EBITDA
Surfactants	$32.1	$34.7	(7)%	$153.0	$157.6	(3)%
Polymers	$12.4	$11.4	9%	$76.4	$73.0	5%
Specialty Products	$6.7	$7.1	(6)%	$31.5	$26.9	17%
Unallocated Corporate	$(17.4)	$(18.2)	(4)%	$(62.0)	$(70.5)	(12)%
Consolidated Adjusted EBITDA	$33.8	$35.0	(3)%	$198.9	$187.0	6%

Consolidated adjusted EBITDA(2) decreased $1.2 million, or 3%, in the quarter. This decrease was primarily due to a 7% decline in Surfactant sales volume, driven by lower demand in the global commodity Laundry & Cleaning end markets. Polymer sales volume growth of 11% and lower corporate expenses partially offset the above.

.

•
Surfactant net sales were $401.8 million for the quarter, a 6% increase versus the prior year. Selling prices were up 10% primarily due to pass through of higher raw material costs, improved product and customer mix, along with pricing actions. Sales volume declined 7% year-over-year primarily due to lower demand within the commodity Laundry & Cleaning end markets, lower demand from our distribution partners and lower volume in the Philippines due to the asset divestiture. Excluding the impact of the Philippines, organic volume declined 3%. These declines were partially offset by double digit growth within the Industrial Cleaning end markets and year-over-year growth within the Agricultural and Oilfield end markets. Foreign currency translation positively impacted net sales by 3%. Surfactant adjusted EBITDA(2) for the quarter decreased $2.6 million, or 7%, versus the prior year. This decrease was primarily due to the 7% decrease in sales volume.
•
Polymer net sales were $131.7 million for the quarter, a 1% increase versus the prior year. Selling prices decreased 12%, primarily due to the pass-through of lower raw material costs and competitive pressures. Sales volume increased 11% in the quarter. North American Rigid and commodity Phthalic Anhydride sales volume was up double digits year-over-year. Foreign currency translation positively impacted net sales by 2% during the quarter. Polymer adjusted EBITDA(2) increased $1.0 million, or 9%, versus the prior year primarily due to the 11% increase in sales volume.

•
Specialty Products net sales were $20.4 million for the quarter, a 20% increase versus the prior year, primarily due to higher sales volume. Specialty Products adjusted EBITDA(2) decreased $0.4 million, or 6%. The decrease in adjusted EBITDA(2) was primarily due to lower margins resulting from order timing fluctuations within the pharmaceutical business.

Income Taxes

The Company's effective tax rate was 21.7% in 2025 versus 16.7% in 2024. This increase was primarily attributable to the non-recurrence of favorable deferred tax adjustments recognized in 2024.

Outlook

“As we look forward to 2026, we remain focused on delivering superior shareholder returns with a balanced approach between top line growth and productivity cost out efforts. Today we announced Project Catalyst, which is a comprehensive plan designed to further optimize our asset base and create a more productive and agile organization to enable growth. Project Catalyst is expected to deliver approximately $100 million in pre-tax savings over the next two years. As part of Project Catalyst, Stepan will close its Fieldsboro, NJ site and decommission select assets at its Millsdale, IL and Stalybridge, UK facilities. Additionally, we are analyzing other opportunities to optimize our asset base, organization structure and operating model. We will announce future interventions once approved plans are in place," said Luis E. Rojo, President and Chief Executive Officer. "With these actions, we believe we are positioned to deliver full year Adjusted EBITDA growth and positive free cash flow in 2026, despite the ongoing market and tariff uncertainties."

Notes

(1) Adjusted net income and adjusted earnings per share are non-GAAP measures which exclude deferred compensation income/expense, certain environmental remediation-related costs as well as other significant and infrequent/non-recurring items. See Table II for reconciliations of non-GAAP adjusted net income and adjusted earnings per diluted share.

(2) EBITDA and adjusted EBITDA are non-GAAP measures. See Table VI for calculations and GAAP reconciliations of EBITDA and adjusted EBITDA.

(3) Free cash flow is a non-GAAP measure and reflects cash generated from operations minus capital expenditures. Cash generated from operations was $60.0 million during the fourth quarter of 2025 and capital expenditures were $34.6 million.

Conference Call

Stepan Company will host a conference call to discuss its third quarter results at 9:00 a.m. ET (8:00 a.m. CT) on February 23, 2026. The call can be accessed by phone and webcast. To access the call by phone, please click on this Registration Link, complete the form and you will be provided with dial in details and a PIN. To avoid delays, we encourage participants to dial into the conference call ten minutes ahead of the scheduled start time. The webcast can be accessed through the Investors/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com through the Investors/Presentations page at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning and disinfection compounds and in agricultural and oilfield solutions. The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northbrook, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company's common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL. For more information about Stepan Company please visit the Company online at www.stepan.com

More information about Stepan’s sustainability program can be found on the Sustainability page at www.stepan.com

Contact: Ruben Velasquez 847-446-7500

Certain information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “should,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan Company's control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to accidents, unplanned production shutdowns or disruptions in manufacturing facilities; reduced demand due to customer product reformulations or new technologies; our inability to successfully develop or introduce new products; compliance with laws; our ability to identify suitable acquisition candidates and successfully complete and integrate acquisitions; global competition; volatility of raw material and energy costs and supply; disruptions in transportation or significant changes in transportation costs; downturns in certain industries and general economic downturns; international business risks, including currency exchange rate fluctuations, changes in global trade policies, including tariffs; legal restrictions and taxes; unfavorable resolution of litigation against us; maintaining and protecting intellectual property rights; our ability to access capital markets; global political, military, security or other instability; costs related to expansion or other capital projects; interruption or breaches of information technology systems; our ability to retain executive management and key personnel; and our debt covenants. In addition to the risks described in the Company's periodic reports, the restructuring actions described herein may involve risks related to the execution of facility closures and asset decommissioning, potential operational disruptions, impacts on employees and local communities, environmental compliance, and the realization of anticipated cost savings and efficiencies.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable laws.

* * * * *

Tables follow

Table I

STEPAN COMPANY

For the Three and Twelve Months Ended December 31, 2025 and 2024

(Unaudited – in 000's, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net Sales	$553,886	$525,609	$2,332,114	$2,180,274
Cost of Sales	502,369	468,913	2,062,226	1,908,060
Gross Profit	51,517	56,696	269,888	272,214
Operating Expenses:
Selling	10,703	11,018	48,767	45,628
Administrative	23,710	24,764	90,789	98,277
Research, Development and Technical Services	15,703	13,793	59,278	55,674
Deferred Compensation Expense	549	(574)	2,155	2,155
	50,665	49,001	200,989	201,734

Goodwill Impairment	6,245	-	6,245	-
Gain on sale of assets	(15,895)	-	(15,895)

Operating Income	10,502	7,695	78,549	70,480

Other Income (Expense):
Interest, Net	(5,689)	(4,829)	(22,115)	(14,182)
Other, Net	126	(410)	3,470	4,141
	(5,563)	(5,239)	(18,645)	(10,041)

Income Before Provision for Income Taxes	4,939	2,456	59,904	60,439
Provision for Income Taxes	(65)	(894)	13,009	10,069
Net Income	5,004	3,350	46,895	50,370
Net Income Per Common Share
Basic	$0.22	$0.15	$2.05	$2.21
Diluted	$0.22	$0.15	$2.05	$2.20
Shares Used to Compute Net Income Per Common Share
Basic	22,878	22,841	22,872	22,832
Diluted	22,891	22,912	22,890	22,931

Table II

Reconciliation of Non-GAAP Net Income and Earnings per Diluted Share*

	Three Months Ended December 31,				Twelve Months Ended December 31,
($ in thousands, except per share amounts)	2025	EPS	2024	EPS	2025	EPS	2024	EPS
Net Income Reported	$5,004	$0.22	$3,350	$0.15	$46,895	$2.05	$50,370	$2.20

Deferred Compensation (Income)	$76	$0.01	$(762)	$(0.03)	$(473)	$(0.02)	$(1,805)	$(0.08)
Environmental Remediation Expense	$65	$0.00	$169	$-	$934	$0.04	$1,905	$0.08
Goodwill Impairment	$6,245	$0.27	$-	$-	$6,245	$0.27	$-	$-
Gain on Sale of Assets	$(11,921)	$(0.52)	$-	$-	$(11,921)	$(0.52)	$-	$-
Adjusted Net Income	$(531)	$(0.02)	$2,757	$0.12	$41,680	$1.82	$50,470	$2.20

* All amounts in this table are presented after-tax

The Company believes that certain non-GAAP measures, in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance and financial condition. The Company uses this non-GAAP information as an indicator of business performance and evaluates management’s effectiveness with specific reference to these indicators. Management believes that these non-GAAP financial measures provide useful supplemental information because they exclude non-operational items that affect comparability between years. These measures should be considered in addition to, not as substitutes for or superior to, measures of financial performance prepared in accordance with GAAP and may differ from similarly titled measures presented by other companies. The Company's Annual Report on Form 10-K for the year ended December 31, 2024 contains additional information regarding the use of non-GAAP financial measures.

Summary of Fourth Quarter 2025 Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense, certain environmental remediation costs and other significant and infrequent or non-recurring items.

•
Deferred Compensation: The fourth quarter of 2025 reported net income includes $0.1 million of after-tax expense versus $0.8 million of after-tax income in the prior year.

•
Environmental Remediation: The fourth quarter of 2025 reported net income includes $0.1 million of after-tax expense versus $0.2 million of after-tax expense in the prior year.
•
Goodwill Impairment: The fourth quarter of 2025 reported net income includes $6.2 million of after-tax expense related to a goodwill impairment charge taken for the Company's Mexican reporting unit. There were no impairment charges taken in the prior year.
•
Gain on Sale of Assets: The fourth quarter of 2025 reported net income includes $11.9 million of after-tax income related to the previously announced Philippines and Lake Providence, LA asset sales.

Table III

Reconciliation of Pre-Tax to After-Tax Adjustments

Management uses the non-GAAP adjusted net income metric to evaluate the Company's operating performance. Management excludes the items listed in the table below because they are non-operational items. The cumulative tax effect was calculated using the statutory tax rates for the jurisdictions in which the transactions occurred.

	Three Months Ended December 31,				Twelve Months Ended December 31,
($ in thousands, except per share amounts)	2025	EPS	2024	EPS	2025	EPS	2024	EPS
Pre-Tax Adjustments
Deferred Compensation (Income)	$101		$(1,016)		$(631)		$(2,406)
Environmental Remediation Expense	$87		$225		$1,245		$2,540
Goodwill Impairment	$6,245		$-		$6,245		$-
Gain on Sale of Assets	$(15,895)		$-		$(15,895)		$-
Total Pre-Tax Adjustments	$(9,462)		$(791)		$(9,036)		$134

Cumulative Tax Effect on Adjustments	$3,927		$198		$3,821		$(34)

After-Tax Adjustments	$(5,535)	$(0.24)	$(593)	$(0.03)	$(5,215)	$(0.23)	$100	$0.00

Table IV

Deferred Compensation Plans

The full effect of the deferred compensation plans on quarterly pre-tax income was $0.1 million of expense versus $1.1 million of income in the prior year. The quarter-end market prices of Company stock and the impact of deferred compensation on specific income statement line items is summarized below:

	2025				2024
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	$47.36	$47.70	$54.58	$55.04	$64.70	$77.25	$83.96	$90.04

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in thousands)	2025	2024	2025	2024
Deferred Compensation
Operating Income (Expense)	$(549)	$574	$(2,155)	$(2,155)
Other, net – Mutual Fund Gain (Loss)	448	442	2,786	4,561
Total Pre-Tax	$(101)	$1,016	$631	$2,406
Total After-Tax	$(76)	$762	$473	$1,805

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. These results are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. The table below presents the impact that foreign currency translation had on select income statement line items.

($ in millions)	Three Months Ended December 31,		Change	Change Due to Foreign Currency Translation	Twelve Months Ended December 31,		Change	Change Due to Foreign Currency Translation
	2025	2024			2025	2024
Net Sales	$553.9	$525.6	$28.3	$16.1	$2,332.1	$2,180.3	$151.8	$4.6
Gross Profit	51.5	56.7	$(5.2)	1.5	269.9	272.2	$(2.3)	(0.4)
Operating Income	10.5	7.7	$2.8	0.7	78.5	70.5	$8.0	(0.8)
Pretax Income	4.9	2.5	$2.4	0.5	59.9	60.4	$(0.5)	(1.1)

Corporate Expenses

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in thousands)	2025	2024	% Change	2025	2024	% Change
Total Corporate Expenses	$8,065	$17,468	(54)%	$57,714	$76,669	(25)%
Less:
Deferred Compensation Expense	$549	$(574)	(196)%	$2,155	$2,155	(—)%
Environmental Remediation Expense	$87	$225	(61)%	$1,245	$2,540	(51)%
Goodwill Impairment	$6,245	$-	NM	$6,245	$-	NM
Gain on Sale of Assets	$(15,895)	$-	NM	$(15,895)	$-	NM
Adjusted Corporate Expenses	$17,079	$17,817	(4)%	$63,964	$71,974	(11)%

Adjusted Corporate expenses decreased $0.7 million, or 4% for the quarter. This decrease was primarily due to the non-recurrence of CEO transition expenses in the fourth quarter of 2024.

Table V

Stepan Company

Consolidated Balance Sheets

December 31, 2025 and December 31, 2024

	December 31, 2025	December 31, 2024
ASSETS
Current Assets	$858,959	$810,429
Property, Plant & Equipment, Net	1,219,627	1,198,454
Other Assets	279,116	295,765
Total Assets	$2,357,702	$2,304,648
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$666,494	$669,034
Deferred Income Taxes	11,450	9,612
Long-term Debt	340,975	332,632
Other Non-current Liabilities	94,773	123,436
Total Stepan Company Stockholders’ Equity	1,244,010	1,169,934
Total Liabilities and Stockholders’ Equity	$2,357,702	$2,304,648

Selected Balance Sheet Information

The Company’s total debt decreased by $28.8 million and cash increased by $14.2 million versus September 30, 2025. The Company’s net debt level decreased $43.0 million versus September 30, 2025 and the net debt ratio was 28% versus 30% in the prior quarter (Net Debt and Net Debt Ratio are non-GAAP measures, reconciliations of which are shown in the table below). Management uses the non-GAAP net debt metric to show a more complete picture of the Company's overall liquidity, financial flexibility and leverage level.

($ in millions)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Net Debt
Total Debt	$626.7	$655.5	$658.0	$659.3	$625.4
Cash	132.7	118.5	88.9	107.5	99.7
Net Debt	$494.0	$537.0	$569.1	$551.8	$525.7
Equity	1,244.0	1,246.8	1,241.7	1,200.5	1,169.9
Net Debt + Equity	$1,738.0	$1,783.8	$1,810.8	$1,752.3	$1,695.6
Net Debt / (Net Debt + Equity)	28%	30%	31%	31%	31%

The major working capital components were:

($ in millions)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Net Receivables	$388.0	$436.1	$442.2	$436.5	$388.0
Inventories	298.8	324.3	329.5	309.3	288.7
Accounts Payable	(261.7)	(289.4)	(281.8)	(298.1)	(258.8)
	$425.1	$471.0	$489.9	$447.7	$417.9

Table VI

Reconciliations of Non-GAAP EBITDA and Adjusted EBITDA

Management uses the non-GAAP EBITDA and adjusted EBITDA metrics to evaluate the Company's operating performance. Management excludes the items listed in the table below because they are non-operational items. Refer to the Income Statement on Table I for a bridge between Operating Income and Net Income.

	Three Months Ended December 31, 2025

($ in millions)	Surfactants	Polymers	Specialty Products	Unallocated Corporate	Consolidated
Operating Income	$9.4	$4.0	$5.2	$(8.1)	$10.5
Depreciation and Amortization	22.7	8.4	1.5	0.1	32.7
Other, Net Income	-	-	-	0.1	0.1
EBITDA					$43.3
Deferred Compensation	-	-	-	0.1	0.1
Environmental Remediation	-	-	-	0.1	0.1
Goodwill Impairment	-	-	-	6.2	6.2
Gain on Sale of Assets	-	-	-	(15.9)	(15.9)
Adjusted EBITDA	$32.1	$12.4	$6.7	$(17.4)	$33.8

	Three Months Ended December 31, 2024

($ in millions)	Surfactants	Polymers	Specialty Products	Unallocated Corporate	Consolidated
Operating Income	$16.2	$3.4	$5.6	$(17.5)	$7.7
Depreciation and Amortization	18.5	8.0	1.5	0.5	28.5
Other, Net Income	-	-	-	(0.4)	(0.4)
EBITDA					$35.8
Deferred Compensation	-	-	-	(1.0)	(1.0)
Environmental Remediation	-	-	-	0.2	0.2
Adjusted EBITDA	$34.7	$11.4	$7.1	$(18.2)	$35.0

	Twelve Months Ended December 31, 2025

($ in millions)	Surfactants	Polymers	Specialty Products	Unallocated Corporate	Consolidated
Operating Income	$67.4	$43.3	$25.6	$(57.8)	$78.5
Depreciation and Amortization	85.6	33.1	5.9	1.4	126.0
Other, Net Income	-	-	-	3.5	3.5
EBITDA					$208.0
Deferred Compensation	-	-	-	(0.6)	(0.6)
Environmental Remediation	-	-	-	1.2	1.2
Goodwill Impairment	-	-	-	6.2	6.2
Gain on Sale of Assets	-	-	-	(15.9)	(15.9)
Adjusted EBITDA	$153.0	$76.4	$31.5	$(62.0)	$198.9

	Twelve Months Ended December 31, 2024

($ in millions)	Surfactants	Polymers	Specialty Products	Unallocated Corporate	Consolidated
Operating Income	$85.6	$40.6	$20.9	$(76.6)	$70.5
Depreciation and Amortization	72.0	32.4	6.0	1.9	112.3
Other, Net Income	-	-	-	4.1	4.1
EBITDA					$186.9
Deferred Compensation	-	-	-	(2.4)	(2.4)
Environmental Remediation	-	-	-	2.5	2.5
Adjusted EBITDA	$157.6	$73.0	$26.9	$(70.5)	$187.0